Exhibit 4.27

EXECUTION COPY

SENIOR INDEMNITY, SUBROGATION and CONTRIBUTION AGREEMENT dated as of June 27, 2001, as amended and restated as of May 28, 2003 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among RITE AID CORPORATION, a Delaware corporation (the “Borrower”), each subsidiary of the Borrower listed on Schedule I hereto (collectively, the “Subsidiary Guarantors”), CITICORP NORTH AMERICA, INC., a Delaware corporation (“CNAI’), as senior collateral processing co-agent and JPMORGAN CHASE BANK, a New York banking corporation (“JPMCB”), as senior collateral processing co-agent (each, in such capacity, a “Senior Collateral Agent”, and collectively, the “Senior Collateral Agents”) for the Senior Secured Parties.

Reference is made to (a) the Senior Credit Agreement dated as of June 27, 2001, as amended and restated as of May 28, 2003 (as amended, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Senior Lenders”), CNAI, as administrative agent for the Senior Lenders and JPMCB, as syndication agent for the Senior Lenders and (b) the Senior Subsidiary Guarantee Agreement dated as of June 27, 2001, as amended and restated as of May 28, 2003 (as amended, supplemented or otherwise modified from time to time, the “Senior Subsidiary Guarantee Agreement”) among the Subsidiary Guarantors and the Senior Collateral Agents. Reference is also made to the Senior Indemnity, Subrogation and Contribution Agreement dated as of June 27, 2001 (as amended, supplemented or otherwise modified from time to time prior to the Restatement Effective Date, the “Original Senior Indemnity, Subrogation and Contribution Agreement”) among the Borrower, each subsidiary of the Borrower listed on Schedule I thereto and the subsidiaries of the Borrower that became parties thereto as provided in Section 12 thereof (collectively, the “Original Subsidiary Guarantors”) and Citicorp USA, Inc., a Delaware corporation, as senior collateral agent (in such capacity, the “Original Senior Collateral Agent”). The Original Subsidiary Guarantors and the Original Senior Collateral Agent now wish to amend and restate the Original Senior Indemnity, Subrogation and Contribution Agreement in its entirety as set forth herein. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Definitions Annex, attached as Annex 2 hereto (as amended, supplemented or otherwise modified from time to time), and if not defined therein, as defined in the Senior Credit Agreement.

The Senior Lenders have agreed to make Loans to the Borrower, and the Issuing Banks have agreed to issue Letters of Credit for the account of the Borrower, pursuant to, and upon the terms and subject to the conditions specified in, the Senior Credit Agreement. The Subsidiary Guarantors have guaranteed such Loans and the other Senior Obligations of the Borrower pursuant to the Senior Subsidiary Guarantee Agreement and certain Subsidiary Guarantors have granted Liens on and security interests in certain of their assets to secure such guarantees. The obligations of the Senior Lenders to make Loans and of the Issuing Banks to issue Letters of Credit are conditioned on, among other things, the execution and delivery by the Borrower and the Subsidiary Guarantors of an agreement in the form hereof.

Accordingly, the Borrower, each Subsidiary Guarantor and the Senior Collateral Agents agree as follows:

SECTION 1. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Subsidiary Guarantors may have under applicable law (but subject to Section 3), the Borrower agrees that (a) in the event a payment shall be made by any Subsidiary Guarantor under the Senior Subsidiary Guarantee Agreement, the Borrower shall indemnify such Subsidiary Guarantor for the full amount of such payment and such Subsidiary Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event and to the extent any assets of any Subsidiary Guarantor shall be sold pursuant to any Senior Collateral Document to satisfy a claim of any Senior Secured Party, the Borrower shall indemnify such Subsidiary Guarantor in an amount equal to the greater of the book value and the fair market value of the assets so sold.

SECTION 2. Contribution and Subrogation. Each Subsidiary Guarantor (a “Contributing Subsidiary Guarantor”) agrees (subject to Section 3) that, in the event a payment shall be made by any other Subsidiary Guarantor under the Senior Subsidiary Guarantee Agreement or assets of any other Subsidiary Guarantor shall be sold pursuant to any Senior Collateral Document to satisfy a claim of any Senior Secured Party and such other Subsidiary Guarantor (the “Claiming Subsidiary Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 1, the Contributing Subsidiary Guarantor shall indemnify the Claiming Subsidiary Guarantor in an amount equal to the amount of such payment or the greater of the book value and the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Subsidiary Guarantor on May 28, 2003 (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 12 after such date, the date of the Supplement hereto executed and delivery by such Subsidiary Guarantor) and the denominator shall be the aggregate net worth of all the Subsidiary Guarantors on May 28, 2003 (or, in the case of any Subsidiary Guarantor becoming a party hereto pursuant to Section 12 after such date, the date of the Supplement hereto executed and delivered by such Subsidiary Guarantor). Any Contributing Subsidiary Guarantor making any payment to a Claiming Subsidiary Guarantor pursuant to this Section 2 shall be subrogated to the rights of such Claiming Subsidiary Guarantor under Section 1 to the extent of such payment.

SECTION 3. Subordination. Notwithstanding any provision of this Agreement to the contrary, all rights of the Subsidiary Guarantors under Sections 1 and 2 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Senior Obligations. No failure on the part of the Borrower or any Subsidiary Guarantor to make the payments required by Sections 1 and 2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Subsidiary Guarantor with respect to its obligations hereunder, and each Subsidiary Guarantor shall remain liable for the full amount of the obligations of such Subsidiary Guarantor hereunder.

SECTION 4. Termination. This Agreement shall survive and be in full force and effect so long as any Senior Obligation is outstanding and has not been indefeasibly paid in full in cash, and so long as the LC Exposure has not been reduced to zero and any of the Commitments under the Senior Credit Agreement have not been terminated, and shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Senior Obligation is rescinded or must otherwise be restored by any Senior Secured Party or any Subsidiary Guarantor upon the bankruptcy or reorganization of the Borrower, any Subsidiary Guarantor or otherwise.

SECTION 5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. No Waiver; Amendment. (a) No failure on the part of either Senior Collateral Agent or any Subsidiary Guarantor to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy by either Senior Collateral Agent or any Subsidiary Guarantor preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. None of the Senior Collateral Agents and the Subsidiary Guarantors shall be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by such parties.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Borrower, the Subsidiary Guarantors and the Senior Collateral Agents, with the prior written consent of the Required Lenders, except as otherwise provided in the Senior Credit Agreement or the Collateral Trust and Intercreditor Agreement.

SECTION 7. Notices. All communications and notices hereunder shall be in writing and given as provided in the Senior Subsidiary Guarantee Agreement and addressed as specified therein.

SECTION 8. Binding Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the parties that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns. Neither the Borrower nor any Subsidiary Guarantor may assign or transfer any of its rights or obligations hereunder (and any such attempted assignment or transfer shall be void) without the prior written consent of the Required Lenders. Notwithstanding the foregoing, at the time any Subsidiary Guarantor is released from its obligations under the Senior Subsidiary Guarantee Agreement in accordance with such Senior Subsidiary Guarantee Agreement and the Senior Credit Agreement, such Subsidiary Guarantor will automatically cease to have any rights or obligations under this Agreement.

SECTION 9. Survival of Agreement; Severability. (a) All covenants and agreements made by the Borrower and each other Obligor herein and in the certificates or other instruments prepared or delivered in connection with this Agreement or any other Senior Loan Document shall be considered to have been relied upon by the Senior Collateral Agents, the other Senior Secured Parties and each Subsidiary Guarantor and shall survive the making by the Senior Lenders of the Loans and the issuance of the Letters of Credit by the Issuing Banks, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loans or any other fee or amount payable under the Senior Credit Agreement or this Agreement or under any of the other Senior Loan Documents is outstanding and unpaid or the LC Exposure does not equal zero and as long as all of the Commitments have not been terminated.

(b) In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall be effective with respect to any Subsidiary Guarantor when a counterpart bearing the signature of such Subsidiary Guarantor shall have been delivered to the Senior Collateral Agents. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 11. Rules of Interpretation. The rules of interpretation specified in Section 1.03 of the Senior Credit Agreement shall be applicable to this Agreement.

SECTION 12. Additional Subsidiary Guarantors. Pursuant to Section 5.11 of the Senior Credit Agreement, each wholly-owned Domestic Subsidiary of the Borrower that was not in existence on the Restatement Effective Date is required to enter into the Senior Subsidiary Guarantee Agreement as a Subsidiary Guarantor upon becoming a wholly-owned Domestic Subsidiary. Upon execution and delivery, after the Restatement Effective Date, by the Senior Collateral Agents and such a Subsidiary of an instrument in the form of Annex 1 hereto, such Subsidiary shall become a Subsidiary Guarantor hereunder with the same force and effect as if originally named as a Subsidiary Guarantor hereunder. The execution and delivery of any instrument adding an additional Subsidiary Guarantor as a party to this Agreement shall not require the consent of any Subsidiary Guarantor hereunder. The rights and obligations of each Subsidiary Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Subsidiary Guarantor as a party to this Agreement. Notwithstanding any other provision of this Agreement or any other Loan Document, (i) no Domestic Subsidiary listed on Schedule 5.11 to the Senior Credit Agreement shall be required to become a Subsidiary Guarantor and (ii) no Domestic Subsidiary shall be required to become a Subsidiary Guarantor unless and until such time as such Subsidiary has assets in excess of $1,000,000 or acquires assets in excess of $1,000,000 or has revenue in excess of $1,000,000 or has revenue in excess of $500,000 per annum.

IN WITNESS WHEREOF, the parties hereto have caused this Senior Indemnity, Subrogation and Contribution Agreement to be executed by their duly authorized officers as of the date first appearing above.

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO, as Subsidiary Guarantors,

By
Name: Robert B. Sari Title: Vice President

CITICORP NORTH AMERICA, INC., as Senior Collateral Agent,

By
Name:
Title:

JPMORGAN CHASE BANK, as Senior Collateral Agent,

By
Name:
Title:

RITE AID CORPORATION, as Borrower,

By
Name: Robert B. Sari
Title: Senior Vice President

IN WITNESS WHEREOF, the parties hereto have caused this Senior Indemnity, Subrogation and Contribution Agreement to be executed by their duly authorized officers as of the date first appearing above.

RITE AID CORPORATION, as Borrower,

By
Name:
Title:

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO, as Subsidiary Guarantors,

By
Name:
Title:

CITICORP NORTH AMERICA, INC.,
as Senior Collateral Agent,

By

Name:
Title:

JPMORGAN CHASE BANK, as Senior Collateral Agent,

By
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Senior Indemnity, Subrogation and Contribution Agreement to be executed by their duly authorized officers as of the date first appearing above.

RITE AID CORPORATION, as Borrower,

By
Name:

Title:

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE I HERETO, as Subsidiary Guarantors,

By
Name:

Title:

CITICORP NORTH AMERICA, INC., as Senior Collateral Agent,

By
Name:

Title:

JPMORGAN CHASE BANK, as Senior Collateral Agent,

By
Name:	TERI STREUSAND
Title:	VICE PRESIDENT

Annex 1
to the Senior Indemnity, Subrogation
and Contribution Agreement

SUPPLEMENT NO. [ ] dated as of [ ], to the Senior Indemnity, Subrogation and Contribution Agreement dated as of June 27, 2001, as amended and restated as of May 28, 2003 (as amended, supplemented or otherwise modified from time to time, the “Senior Indemnity, Subrogation and Contribution Agreement”), among RITE AID CORPORATION, a Delaware corporation (the “Borrower”), each subsidiary of the Borrower listed on Schedule I thereto (the “Subsidiary Guarantors”), and CITICORP NORTH AMERICA, INC., a Delaware corporation (“CNAP’), as senior collateral processing co-agent and JPMORGAN CHASE BANK, a New York banking corporation, (“JPMCB”) as senior collateral processing co-agent (each, individually, a “Senior Collateral Agent”, and collectively, the “Senior Collateral Agents”) for the Senior Secured Parties.

A.                                   Reference is made to (a) the Senior Credit Agreement dated as of June 27, 2001, as amended and restated as of May 28, 2003 (as amended, supplemented or otherwise modified from time to time, the “Senior Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Senior Lenders”), CNAI, as administrative agent for the Senior Lenders and JPMCB, as syndication agent for the Senior Lenders and (b) the Senior Subsidiary Guarantee Agreement dated as of June 27, 2001, as amended and restated as of May 28, 2003 (as amended, supplemented or otherwise modified from time to time, the “Senior Subsidiary Guarantee Agreement”), among the Subsidiary Guarantors and the Senior Collateral Agents.

B.                                     Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Senior Indemnity, Subrogation and Contribution Agreement, including the Definitions Annex (as may be amended, supplemented or otherwise modified from time to time), and the Senior Credit Agreement.

C.                                     The Borrower and the Subsidiary Guarantors have entered into the Senior Indemnity, Subrogation and Contribution Agreement in order to induce the Senior Lenders to make Loans and the Issuing Banks to issue Letters of Credit. Pursuant to Section 5.11 of the Senior Credit Agreement, certain Domestic Subsidiaries of the Borrower that were not in existence on the Restatement Effective Date are required to enter into the Senior Subsidiary Guarantee Agreement as a Subsidiary Guarantor upon becoming a Domestic Subsidiary. Section 12 of the Senior Indemnity, Subrogation and Contribution Agreement provides that additional Domestic Subsidiaries of the Borrower may become Subsidiary Guarantors under the Senior Indemnity, Subrogation and Contribution Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the “New Subsidiary Guarantor”) is executing this Supplement in accordance with the requirements of the Senior Credit Agreement to become a Subsidiary Guarantor under the Senior Indemnity, Subrogation and Contribution Agreement in order to induce the Senior Lenders to make additional Loans and the Issuing Banks to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Senior Collateral Agents and the New Subsidiary Guarantor agree as follows:

SECTION 1. In accordance with Section 12 of the Senior Indemnity, Subrogation and Contribution Agreement, the New Subsidiary Guarantor by its signature below becomes a Subsidiary Guarantor under the Senior Indemnity, Subrogation and Contribution Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor and the New Subsidiary Guarantor hereby agrees to all the terms and provisions of the Senior Indemnity, Subrogation and Contribution Agreement applicable to it as a Subsidiary Guarantor thereunder. Each reference to a “Subsidiary Guarantor” in the Senior Indemnity, Subrogation and Contribution Agreement shall be deemed to include the New Subsidiary Guarantor. The Senior Indemnity, Subrogation and Contribution Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary Guarantor represents and warrants to the Senior Collateral Agents and the other Senior Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Senior Collateral Agents shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subsidiary Guarantor and the Senior Collateral Agents. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Senior Indemnity, Subrogation and Contribution Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, neither party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Senior Indemnity, Subrogation and Contribution Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 7 of the Senior Indemnity, Subrogation and Contribution

Agreement. All communications and notices hereunder to the New Subsidiary Guarantor shall be given to it at the address set forth under its signature.

SECTION 8. The New Subsidiary Guarantor agrees to reimburse the Senior Collateral Agents for their reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Senior Collateral Agents.

IN WITNESS WHEREOF, the New Subsidiary Guarantor and the Senior Collateral Agents have duly executed this Supplement to the Senior Indemnity, Subrogation and Contribution Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GUARANTOR],

By
Name:

Title:

CITICORP NORTH AMERICA, INC., as Senior Collateral Agent,

By
Name:

Title:

JPMORGAN CHASE BANK, as Senior Collateral Agent,

By
Name:

Title:

ANNEX 2

DEFINITIONS ANNEX

This is the Definitions Annex referred to in the Senior Loan Documents and the Second Priority Debt Documents. Each capitalized term used herein shall have the meaning assigned to it below or, if not defined herein, the meaning assigned to it in the applicable Senior Loan Document or Second Priority Debt Document. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

References to any agreement are to such agreement as amended, modified or supplemented from time to time in accordance with the terms thereof and of each Senior Loan Document and Second Priority Debt Document containing restrictions or imposing conditions on the amendment, modification or supplementing of such agreement.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Asset Sale” means any sale, lease, assignment, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any property or asset (whether now owned or hereafter acquired, whether in one transaction or a series of transactions and whether by way of merger or otherwise) of the Borrower or any Subsidiary (including of any Equity Interest in a Subsidiary).

“Attributable Debt” means, as to any particular Capital Lease or Sale and Leaseback Transaction under which the Borrower or any Subsidiary is at the time liable, as of any date as of which the amount thereof is to be determined (i) in the case of a transaction involving a Capital Lease, the amount as of such date of Capital Lease Obligations with respect thereto and (ii) in the case of a Sale and Leaseback Transaction not involving a Capital Lease, the then present value of the minimum rental obligations under such Sale and Leaseback Transaction during the remaining term thereof (after giving effect to any extensions at the option of the lessor) computed by discounting the rental payments at the actual interest factor included in such payments or, if such interest factor cannot be readily determined, at the rate per annum that would be applicable to a Capital Lease of the Borrower having similar payment terms. The amount of any rental payment required to be made under any such Sale and Leaseback Transaction not involving a Capital Lease may exclude amounts required to be paid by the lessee on account of maintenance and repairs, insurance, taxes, assessments, utilities, operating and labor costs and similar charges, whether or not characterized as rent. Any determination of any rate implicit in the terms of a Capital Lease or a lease in a Sale and Leaseback Transaction not involving a Capital Lease made in accordance with generally accepted financial practices by the Borrower shall be binding and conclusive absent manifest error.

“Bankruptcy Proceeding” means any proceeding under Title 11 of the U.S. Code or any other Federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Basket Asset Sale” means any sale, transfer or disposition (including a Sale and Leaseback Transaction not involving any Mortgaged Property) of office locations, Stores or other personal or real property (including any improvements thereon), whether or not constituting Mortgaged Property, or leasehold interest therein for fair value in the ordinary course of business consistent with past practice and not inconsistent with the business plan delivered to the Senior Lenders prior to the Restatement Effective Date; provided, however, that (i) the aggregate consideration received therefor (including the fair market value of any non-cash consideration) shall not exceed $75,000,000 in any fiscal year of Rite Aid (calculated without regard to Sale and Leaseback Transactions permitted by Section 6.01(vii), (xii) and (xiii) of the Senior Credit Agreement) and (ii) except with respect to any net consideration received from any sale, transfer or disposition to a third Person of Stores, leases and prescription files closed at substantially the same time as, and entered into as part of a single related transaction with, the purchase or other acquisition from such third Person of Stores, leases and prescription files of a substantially equivalent value, at least 75% of such consideration shall consist of cash.

“Borrower” means Rite Aid.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in New York City or Chicago, Illinois are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease” means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which, in accordance with GAAP, should be capitalized on the lessee’s balance sheet.

“Capital Markets Transaction” means the receipt by the Borrower or a Subsidiary of proceeds of an issuance in the public or private capital markets of long-term debt securities, of equity securities or of equity-linked (e.g., trust preferred) securities, other than any proceeds received by the Borrower or a Subsidiary in respect of and issuance or incurrence of (A) Indebtedness or Attributable Debt pursuant to Sections 6.01(a)(v), (vi), (vii), (viii), (xii) or (xiii) of the Senior Credit Agreement or (B) Refinancing Indebtedness pursuant to Section 6.01(a)(ii) of the Senior Credit Agreement.

“Casualty/Condemnation” means any event that gives rise to Casualty/Condemnation Proceeds.

“Casualty/Condemnation Proceeds” means

(a)                          any insurance proceeds under any insurance policies or otherwise with respect to any casualty or other insured damage to any properties or assets of the Borrower or the Subsidiaries; and

(b)                         any proceeds received by the Borrower or any Subsidiary in connection with any action or proceeding for the taking of any properties or assets of the Borrower or the Subsidiaries, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any similar public improvement or condemnation proceeding;

minus, in each case (i) any fees, commissions and expenses (including the costs of adjustment and condemnation proceedings) and other costs paid or incurred by the Borrower or any Subsidiary in connection therewith, (ii) the amount of income taxes reasonably estimated to be payable as a result of any gain recognized in connection with the receipt of such payment or proceeds and (iii) the amount of any Indebtedness (or Attributable Debt), other than the Senior Obligations, together with premium or penalty, if any, and interest thereon (or comparable obligations in respect of Attributable Debt), that is secured by a Lien on (or if Attributable Debt, the lease of) the properties or assets in question and that has priority over both the Senior Lien and the Second Priority Lien, that is required to be repaid as a result of the receipt by the Borrower or a Subsidiary of such payments or proceeds; provided, however, that no such proceeds shall constitute Casualty/Condemnation Proceeds to the extent that such proceeds are (A) reinvested in other like fixed or capital assets within 270 days of the Casualty/Condemnation that gave rise to such proceeds or (B) committed to be reinvested in other like fixed or capital assets within 270 days of such Casualty/Condemnation, with diligent pursuit of such reinvestment, and reinvested in such assets within 365 days of such Casualty/Condemnation.

“Citibank” means Citibank, N.A.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Collateral Trust and Intercreditor Agreement” means the Amended and Restated Collateral Trust and Intercreditor Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, among Rite Aid, the Subsidiary Guarantors, the Second Priority Collateral Trustee, the Senior Collateral Agents and each other Representative.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Debt Facility” means the Senior Credit Agreement and any Second Priority Debt Facility, or any combination thereof (as the context requires).

“Default Rate” means a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) equal to the sum of (a) the rate of interest publicly announced by Citibank in New York, New York, from time to time as its “base rate” plus (b) 2.00%.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means June 27, 2001.

“Effective Date Indentures” mean, collectively, (a) the Indenture dated as of December 21, 1998, between Rite Aid and Harris Trust and Savings Bank, as trustee, (b) the Indenture dated as of August 1, 1993, between Rite Aid and Morgan Guaranty Trust Company of New York, as trustee, (c) the Indenture dated as September 10, 1997, between Rite Aid and Harris Trust and Savings Bank, as trustee and (d) the Indenture dated as of September 22, 1998, between Rite Aid and Harris Trust and Savings Bank, as trustee.

“8.125% Note Indenture” means the Indenture dated as of April 22, 2003 among Rite Aid, the Subsidiary Guarantors and BNY Midwest Trust Company, as trustee, relating to the 8.125% Notes.

“8.125% Notes” means the 8.125% Senior Secured Notes of the Borrower due 2010 issued pursuant to the 8.125% Note Indenture and any Registered Equivalent Notes issued in exchange therefor.

“11.25% Senior Notes” means the 11.25% Senior Notes of the Borrower due 2008 issued pursuant to the Unsecured Note Indenture and any Registered Equivalent Notes issued in exchange therefor.

“4.75% Convertible Notes” means the 4.75% Convertible Notes of the Borrower due 2006 issued pursuant to the 4.75% Note Indenture and any Registered Equivalent Notes issued on exchange thereof.

“4.75% Note Indenture” means the Indenture dated as of November 19, 2001 between Rite Aid and BNY Midwest Trust Company, as trustee, relating to the 4.75% Convertible Notes.

“Guarantee” of or by any Person (the “zuarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof; (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indentures” mean, collectively, the Effective Date Indentures and the Restatement Date Indentures.

“Instructing Group” means, until the Senior Obligation Payment Date, the Required Lenders and, thereafter, the Second Priority Instructing Group.

“Intercompany Inventory Purchase Agreement” means the Intercompany Inventory Purchase Agreement dated as of June 12, 2000 (as amended), among the Borrower, Rite Aid Hdqtrs. Corp., the Distribution Subsidiaries named therein and the Operating Subsidiaries named therein.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Majority Senior Parties” means the Required Lenders (as defined in the Senior Credit Agreement), or with respect to any waiver, amendment or request, Senior Lenders having such amount of unused Revolving Commitments, Revolving Credit Exposure, unused Term Loan Commitments and outstanding Term Loans as may be required under the Senior Credit Agreement to approve the same.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to its business of rating debt securities.

“Net Cash Proceeds” means:

(a)   with respect to any Asset Sale, an amount equal to the cash proceeds received by the Borrower or any of the Subsidiaries from or in respect of such Asset Sale (including, when received, any cash proceeds received in respect of any noncash proceeds of any Asset Sale), less the sum of

(i)  reasonable costs and expenses paid or incurred in connection with such transaction, including, without limitation, any underwriting brokerage or other customary selling commissions and reasonable legal, advisory and other fees and expenses (including title and recording expenses, associated therewith), payments of unassumed liabilities relating to the assets sold and any severance and termination costs;

(ii) the amount of any Indebtedness (or Attributable Debt), together with premium or penalty, if any, and accrued interest thereon (or comparable obligations in respect of Attributable Debt) secured by a Lien on (or if Attributable Debt, the lease of) any asset disposed of in such Asset Sale and discharged from the proceeds thereof, but only to the extent such Lien has priority over the Senior Lien and the Second Priority Lien;

(iii) any taxes actually paid or to be payable by such Person (as estimated by a senior financial or accounting officer of the Borrower, giving effect to the overall tax position of the Borrower) in respect of such Asset Sale; and

(iv) the portion of such cash proceeds which the Borrower determines in good faith and reasonably should be reserved for post-closing adjustments, including, without limitation, indemnification payments and purchase price adjustments, provided, that on the date that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Borrower or any of the Subsidiary Loan Parties shall constitute Net Cash Proceeds on such date;

(b)   with respect to any Capital Markets Transaction, an amount equal to the cash proceeds received by the Borrower or any of the Subsidiaries from or in respect of such Capital Markets Transaction, less any reasonable transaction costs, including investment banking and underwriting fees, discounts and commissions and any other expenses (including legal fees and expenses) reasonably incurred by such Person in respect of such Capital Markets Transaction; and

(c)   with respect to a Casualty/Condemnation, the amount of Casualty/Condemnation Proceeds.

“9.5% Note Indenture” means the Indenture dated as of February 12, 2003 among Rite Aid, the Subsidiary Guarantors and BNY Midwest Trust Company, as trustee, relating to the 9.5% Notes.

“9.5% Notes” means the 9.5% Senior Secured Notes of Rite Aid due 2011 issued pursuant to the 9.5% Note Indenture and any Registered Equivalent Notes issued in exchange therefor.

“9.25% Note Indenture” means the Indenture dated as of May 20, 2003 between Rite Aid and BNY Midwest Trust Company, as trustee, relating to the 9.25% Notes.

“9.25% Notes” means the 9.25% Senior Unsecured Notes of Rite Aid due 2013 issued pursuant to the 9.25% Note Indenture and any Registered Equivalent Notes issued in exchange therefor.

“Obligors” means Rite Aid, the Subsidiary Guarantors, the Subsidiary Loan Parties and any other Person who is liable for any of the Secured Obligations.

“Permitted Disposition” means any of the following:

(i)  dispositions of inventory at retail, cash, cash equivalents and other cash management investments and obsolete, unused, uneconomic or unnecessary equipment or inventory, in each case in the ordinary course of business;

(ii) a disposition to a Subsidiary Loan Party, provided that if the property subject to such disposition constitutes Collateral immediately before giving effect to such disposition, such property continues to constitute Collateral subject to the Senior Lien and the Second Priority Lien;

(iii) a sale or discount, in each case without recourse and in the ordinary course of business, of overdue Accounts (as defined in the Senior Credit Agreement) arising in the ordinary course of business, but only to the extent such Accounts are no longer Eligible Accounts Receivable (as defined in the Senior Credit Agreement) and such sale or discount is in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale);

(iv)  Basket Asset Sales; and

(v)   sales of Accounts Receivable (as defined in the Senior Subsidiary Security Agreement) relating to worker’s compensation claims to collection agencies pursuant to the Borrower’s customary cash management procedures.

“Permitted Investments” means any investment by any Person in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by S&P and P-1 by Moody’s, (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized or licensed under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000, (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, provided in each case that such investment matures within one year from the date of acquisition thereof by such Person or (v) money market mutual funds at least 80% the assets of which are held in investments referred to in clauses (i) through (iv) above (except that the maturities of certain investments held by any such money market funds may exceed one year so long as the dollar-weighted average life of the investments of such money market mutual fund is less than one year).

“Reduction” means, when applied to any Debt Facility, (i) the permanent repayment of outstanding loans (or obligations in respect of Attributable Debt) under such Debt

Facility, (ii) the permanent reduction of outstanding lending commitments under such Debt Facility or (iii) the permanent cash collateralization of outstanding letters of credit under such facility (together with the termination of any lending commitments utilized by such letters of credit).

“Reduction Event” means each of the following:

(i)   any Senior Collateral Disposition or any other Asset Sale, except in each case any Permitted Disposition or in connection with any Sale and Leaseback Transaction permitted under Section 6.01(a)(vii), (xii) or (xiii) of the Senior Credit Agreement;

(ii)  any Casualty/Condemnation; and

(iii) any Capital Markets Transaction; provided, however, that Capital Markets Transactions (or portions thereof) consummated on or after the Restatement Date resulting in receipt of initial cumulative Net Cash Proceeds in the amount of up to $500,000,000 shall not be deemed to constitute Reduction Events (except to the extent cumulative Net Cash Proceeds in excess of such amount are generated by any such Capital Markets Transaction); and provided further, however, that any Capital Markets Transaction or portions thereof the Net Cash Proceeds of which are required (without regard to this proviso) to be applied to Reductions pursuant to clause (i) of the first sentence of Section 2.11(d) will in any event be deemed to constitute Reduction Events and will be disregarded for purposes of calculations when such $500,000,000 limit has been reached.

“Refinance” means, with respect to any issuance of Indebtedness, to replace, renew, extend, refinance, repay, refund, repurchase, redeem, defease or retire, or to issue Indebtedness in exchange or as a replacement therefor.

“Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means each of the Senior Collateral Agents and the Second Priority Representatives.

“Restatement Effective Date” means the date on which the Senior Credit Agreement becomes effective pursuant to its terms.

“Restatement Date Indentures” mean, collectively, (a) the Unsecured Note Indenture, (b) the 12.5% Note Indenture, (c) the 9.5% Note Indenture, (d) the 8.125% Note Indenture, (e) the 9.25% Note Indenture and (f) the 4.75% Note Indenture.

“Rite Aid” means Rite Aid Corporation, a Delaware corporation, and its successors.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to its business of rating debt securities.

“Sale and Leaseback Transaction” means any arrangement whereby the Borrower or a Subsidiary shall sell or transfer any office building (including its headquarters), distribution center, manufacturing plant, warehouse, Store, equipment or other property, real or personal, now or hereafter owned by the Borrower or a Subsidiary with the intention that the Borrower or any Subsidiary rent or lease the property sold or transferred (or other property of the buyer or transferee substantially similar thereto).

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Collateral” means all the “Second Priority Collateral” as defined in any Second Priority Collateral Document.

“Second Priority Collateral Documents” means the Second Priority Subsidiary Security Agreement, the Second Priority Subsidiary Guarantee Agreement, the Second Priority Indemnity, Subrogation and Contribution Agreement, the Collateral Trust and Intercreditor Agreement and each of the security agreements and other instruments and documents executed and delivered by any Subsidiary Guarantor pursuant to any of the foregoing for purposes of providing collateral security or credit support for any Second Priority Debt Obligation or obligation under the Second Priority Subsidiary Guarantee Agreement.

“Second Priority Collateral Trustee” means Wilmington Trust Company, in its capacity as collateral trustee under the Collateral Trust and Intercreditor Agreement and the Second Priority Collateral Documents, and its successors.

“Second Priority Debt” means any Indebtedness (including the 12.5% Notes, 9.5% Notes and 8.125% Notes) incurred by Rite Aid and Guaranteed by the Subsidiary Guarantors on or after the Effective Date pursuant to the Second Priority Subsidiary Guarantee Agreement (i) which is secured by the Second Priority Collateral on a pari passu basis with the other Second Priority Debt Obligations and (ii) if issued on or after the Restatement Effective Date, matures after April 30, 2008; provided, however, that (A) such Indebtedness is permitted to be incurred, secured and Guaranteed on such basis by each Senior Loan Document and each Second Priority Debt Document and (B) the Representative for the holders of such Second Priority Debt shall have become party to the Collateral Trust and Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 10.12 thereof. Second Priority Debt shall include any Registered Equivalent Notes issued in exchange thereof.

“Second Priority Debt Documents” means, with respect to any series, issue or class of Second Priority Debt, the promissory notes, indentures and other operative agreements or instruments evidencing or governing such Debt, including the Second Priority Collateral Documents.

“Second Priority Debt Facility” means the indenture or other governing agreement or instrument with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means with respect to any series, issue or class of Second Priority Debt, (i) all principal of, and interest (including without limitation, any interest which accrues after the commencement of any Bankruptcy Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to such Second Priority Debt, (ii) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents and (iii) any renewals or extensions of the foregoing.

“Second Priority Debt Parties” means with respect to any series, issue or class of Second Priority Debt, the holders of such Debt, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by Rite Aid or any Second Priority Obligor under any related Second Priority Debt Documents, but shall not include the Loan Parties or any Controlled Affiliates thereof (unless such Loan Party or Controlled Affiliate is a holder of such Debt, a trustee or agent therefore or beneficiary of such an indemnification obligation named as such in a Second Priority Debt Document).

“Second Priority Indemnity, Subrogation and Contribution Agreement” means the Amended and Restated Second Priority Indemnity, Subrogation and Contribution Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003 among Rite Aid, the Subsidiary Guarantors and the Second Priority Collateral Trustee.

“Second Priority Instructing Group” means Second Priority Representatives with respect to Second Priority Debt Facilities under which at least a majority of the then aggregate amount of Second Priority Debt Obligations are outstanding.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of the Second Priority Parties under the Second Priority Collateral Documents.

“Second Priority Representative” means, in respect of a Second Priority Debt Facility, the trustee, administrative agent, security agent or similar agent under each Second Priority Facility, as the case may be, and each of their successors in such capacities.

“Second Priority Subsidiary Guarantee Agreement” means the Amended and Restated Second Priority Subsidiary Guarantee Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, made by the Subsidiary Guarantors (including any additional Subsidiary Guarantor becoming party thereto after the Restatement Effective Date) in favor of the Second Priority Collateral Trustee for the benefit of the Second Priority Debt Parties.

“Second Priority Subsidiary Security Agreement” means the Amended and Restated Second Priority Subsidiary Security Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, made by the Subsidiary Guarantors (including any additional Subsidiary Guarantor becoming party thereto after the Restatement Effective Date) in favor of the Second Priority Collateral Trustee for the benefit of the Second Priority Debt Parties.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Senior Collateral” means all the “Collateral” as defined in any Senior Collateral Document.

“Senior Collateral Agents” means Citicorp North America, Inc. and JPMorgan Chase Bank, each in its capacity as a senior collateral processing co-agent under the Senior Collateral Documents, and their successors.

“Senior Collateral Disposition” means (i) any sale, transfer or other disposition of Senior Collateral (including any property or assets that would constitute Senior Collateral but for the release of the Senior Lien with respect thereto in connection with such sale, transfer or other disposition), other than a Permitted Disposition or (ii) a Casualty/Condemnation with respect to Senior Collateral.

“Senior Collateral Documents” means the Senior Subsidiary Security Agreement, the Senior Subsidiary Guarantee Agreement, the Senior Indemnity, Subrogation and Contribution Agreement, the Collateral Trust and Intercreditor Agreement and each of the security agreements and other instruments and documents executed and delivered by any Subsidiary Guarantor pursuant to any of the foregoing or pursuant to the Senior Credit Agreement or for purposes of providing collateral security or credit support for any Senior Obligation or obligation under the Senior Subsidiary Guarantee Agreement.

“Senior Credit Agreement” means the Amended and Restated Senior Credit Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, among Rite Aid, the Senior Lenders and Citicorp North America, Inc., as administrative agent and as Senior Collateral Agents for the Senior Lenders.

“Senior Indemnity, Subrogation and Contribution Agreement” means the Amended and Restated Senior Indemnity, Subrogation and Contribution Agreement, dated as of June 27, 2001, as amended and restated as of May 28, 2003, among Rite Aid, the Subsidiary Guarantors (including Subsidiary Guarantors becoming party thereto after the Restatement Effective Date) and the Senior Collateral Agents.

“Senior Hedging Agreement” means any Hedging Agreement entered into with Rite Aid or any Subsidiary, if the applicable counterparty was a Senior Lender or an Affiliate thereof (i) on the Effective Date, in the case of any Hedging Agreement entered into prior to the Restatement Effective Date, or (ii) at the time the Hedging Agreement was entered into, in the case of any Hedging Agreement entered into on or after the Restatement Effective Date.

“Senior Lender” means a “Lender” as defined in the Senior Credit Agreement.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Loan Documents” means the Senior Credit Agreement, the Notes referred to in the Senior Credit Agreement, each Senior Hedging Agreement and the Senior Collateral Documents.

“Senior Obligation Payment Date” means the date on which (i) the Senior Obligations have been paid in full, (ii) all lending commitments under the Senior Credit Agreement have been terminated and (iii) there are no outstanding letters of credit issued under the Senior Credit Agreement other than such as have been fully cash collateralized under documents and arrangements satisfactory to the issuer of such letters of credit.

“Senior Obligations” means (i) the principal of each loan made under the Senior Credit Agreement, (ii) all reimbursement and cash collateralization obligations in respect of letters of credit issued under the Senior Credit Agreement, (iii) all monetary obligations of the Borrower or any Subsidiary under each Senior Hedging Agreement entered into (x) prior to the Restatement Effective Date with any counterparty that was a Senior Lender (or an Affiliate thereof) on the Restatement Effective Date or (y) on or after the Effective Date with any counterparty that was a Senior Lender (or an Affiliate thereof) at the time such Senior Hedging Agreement was entered into, (iv) all interest on the loans, letter of credit reimbursement, fees and other obligations under the Senior Credit Agreement or such Senior Hedging Agreements (including, without limitation any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower or any Subsidiary Loan Party, whether or not allowed or allowable as a claim in such proceeding), (v) all other amounts payable by the Borrower or any Subsidiary under the Senior Loan Documents and (vi) all increases, renewals, extensions and Refinancings of the foregoing.

“Senior Secured Parties” means each party to the Senior Credit Agreement other than any Senior Loan Party, each counterparty to a Senior Hedging Agreement, the beneficiaries of each indemnification obligation undertaken by Rite Aid or any other Loan Party under any Senior Loan Document, and the successors and permitted assigns of each of the foregoing.

“Senior Subsidiary Guarantee Agreement” means the Amended and Restated Senior Subsidiary Guarantee Agreement, made by the Subsidiary Guarantors (including Subsidiary Guarantors that become parties thereto after the Restatement Effective Date) in favor of the Senior Collateral Agents for the benefit of the Senior Secured Parties, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Senior Subsidiary Security Agreement” means the Amended and Restated Senior Subsidiary Security Agreement, made by the Subsidiary Guarantors (including Subsidiary Guarantors that become parties thereto after the Restatement Effective Date) in favor of the Senior Collateral Agents for the benefit of the Senior Secured Parties, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Subsidiary Guarantor” means each Subsidiary that is party to any Second Priority Collateral Document.

“Subsidiary Loan Party” means each Subsidiary that is party to any Senior Collateral Document.

“Triggering Event” shall have the meaning assigned to such term in the Collateral Trust and Intercreditor Agreement.

“12.5% Note Exchange Agreement” means the Note Exchange Agreement entered into as of June 27, 2001, by and among Rite Aid and the entities listed on Schedule Ito the agreement relating to the issuance of the Exchange Notes in exchange for $152,025,000 principal amount of Rite Aid’s 10.5% Senior Secured Notes due 2002.

“12.5% Note Indenture” means the Indenture dated as of June 27, 2001, among Rite Aid, the Subsidiary Guarantors and U.S. Bank and Trust, as trustee, relating to the 12.5% Notes.

“12.5% Note Registration Rights Agreement” means the Exchange and Registration Rights Agreement, dated as of June 27, 2001, among Rite Aid, each of the Subsidiary Guarantors and the Holders from time to time as provided therein.

“12.5% Notes” means the 12.5% Senior Secured Notes due 2006 of Rite Aid issued on the Effective Date pursuant to the 12.5% Note Indenture.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

“Unsecured Note Indenture” means the Indenture dated as of June 27, 2001, between Rite Aid and BNY Midwest Trust Company, as trustee, relating to the 11.25% Senior Notes.

Schedule I

Subsidiary Grantors

112 Burleigh Avenue Norfolk, LLC

1515 West State Street Boise, Idaho, LLC

1525 Cortyou Road - Brooklyn Inc.

1740 Associates, L.L.C.

3581 Carter Hill Road - Montgomery Corp.

4042 Warrensville Center Road - Warrensville Ohio, Inc.

5277 Associates, Inc.

537 Elm Street Corp.

5600 Superior Properties, Inc.

657-659 Broad St. Corp.

764 South Broadway- Geneva, Ohio, LLC

Ann & Government Streets -  Mobile, Alabama, LLC

Apex Drug Stores, Inc.

Baltimore/Annapolis Boulevard and Governor Richie Highway-Glen Burnie, Maryland, LLC

Broadview and Wallings- Broadview Heights Ohio, Inc.

Central Avenue and Main Street - Petal, MS, LLC

Dominion Action Four Corporation

Dominion Action One Corporation

Dominion Action Three Corporation

Dominion Action Two Corporation

Dominion Drug Stores Corp.

Drug Fair, Inc.

Eagle Managed Care Corp.

Eighth and Water Streets - Urichsville, Ohio, LLC

England Street-Asheland Corporation

Fairground, L.L.C.

GDF, Inc.

Gettysburg and Hoover-Dayton, Ohio, LLC

Gratiot & Center - Saginaw Township, Michigan, LLC

Harco, Inc.

K & B Alabama Corporation

K & B Louisiana Corporation

K & B Mississippi Corporation

K & B Services, Incorporated

K & B Tennessee Corporation

K & B, Incorporated

K&B Texas Corporation

Keystone Centers, Inc.

Lakehurst and Broadway Corporation

Mayfield & Chillicothe Roads - Chesterland, LLC

Munson & Andrews, LLC

Name Rite, L.L.C.

Northline & Dix - Toledo - Southgate, LLC

Ocean Acquisition Corporation

P.L.D. Enterprises, Inc.

Patton Drive and Navy Boulevard Property Corporation

Paw Paw Lake Road & Paw Paw Avenue - Coloma, Michigan, LLC

PDS-1 Michigan, Inc.

Perry Distributors, Inc.

Perry Drug Stores, Inc.

PL Xpress, Inc.

Portfolio Medical Services Inc.

Ram-Utica, Inc.

RDS Detroit, Inc.

Read’s Inc.

Rite Aid Drug Palace, Inc.

Rite Aid Hdqtrs. Corp.

Rite Aid of Alabama, Inc.

Rite Aid of Connecticut, Inc.

Rite Aid of Delaware, Inc.

Rite Aid of Florida, Inc.

Rite Aid of Georgia, Inc.

Rite Aid of Illinois, Inc.

Rite Aid of Indiana, Inc.

Rite Aid of Kentucky, Inc.

Rite Aid of Maine, Inc.

Rite Aid of Maryland, Inc.

Rite Aid of Massachusetts, Inc.

Rite Aid of Michigan, Inc.

Rite Aid of New Hampshire, Inc.

Rite Aid of New Jersey, Inc.

Rite Aid of New York, Inc.

Rite Aid of North Carolina, Inc.

Rite Aid of Ohio, Inc.

Rite Aid of Pennsylvania, Inc.

Rite Aid of South Carolina, Inc.

Rite Aid of Tennessee, Inc.

Rite Aid of Virginia, Inc.

Rite Aid of West Virginia, Inc.

Rite Aid Realty Corp.

Rite Aid Rome Distribution Center, Inc.

Rite Aid Services, L.L.C.

Rite Aid Transport, Inc.

Rite Aid Venturer #1, Inc.

Rite Fund, Inc.

Rite Investments Corp.

Rx Choice, Inc.

Seven Mile and Evergreen - Detroit, LLC

Silver Springs Road - Baltimore, Maryland/One, LLC

Silver Springs Road - Baltimore, Maryland/Two, LLC

Sophie One Corp.

State & Fortification Streets - Jackson, Mississippi, LLC

State Street and Hill Road - Gerard, Ohio, LLC

Super Ice Cream Suppliers, Inc.

Super Pharmacy Network, Inc.

Super Tobacco Distributors, Inc.

The Lane Drug Company

The Muir Company

Thrifty Corporation

Thrifty PayLess, Inc.

Tyler and Sanders Roads, Birmingham - Alabama, LLC

Virginia Corporation